Exhibit 4.1

EXECUTION COPY

DISCOVER CARD EXECUTION NOTE TRUST

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Indenture Trustee

THIRD AMENDMENT

to

CLASS A(2008-C) TERMS DOCUMENT

Dated as of August 30, 2013

THIS THIRD AMENDMENT TO CLASS A(2008-C) TERMS DOCUMENT (the “Amendment”), by and between DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware, as Issuer (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of August 30, 2013. Unless otherwise specified, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Terms Document (as defined below).

WHEREAS, pursuant to Section 301(g) of the Indenture, the Issuer and the Indenture Trustee have entered into that certain Class A(2008-C) Terms Document, dated as of August 28, 2008, by and between the Indenture Trustee and the Issuer, as amended by (i) that certain Omnibus Amendment to Indenture Supplement and Terms Documents, dated as of July 2, 2009, (ii) that certain Omnibus Amendment to Terms Documents, dated as of January 13, 2010, (iii) that certain Amendment to Class A(2008-C) Terms Document, dated as of August 13, 2010, and (iv) that certain Second Amendment to Class A(2008-C) Terms Document, dated as of July 28, 2011 (as so amended, the “Terms Document”);

WHEREAS, pursuant to subsection 1001(b) of the Indenture, the Issuer and the Indenture Trustee desire to further amend the Terms Document to revise certain conditions to increasing the Outstanding Dollar Principal Amount in a manner that shall not adversely affect in any material respect the interests of the Holders of any Series, Class or Tranche of any Notes outstanding as set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and for the benefit of the Noteholders:

ARTICLE I

AMENDMENTS

Section 1.1. Amendment to Terms Document.

(1) Article I, Section 1.01 (“Definitions”) of the Terms Document is hereby amended by amending and restating the following definition in its entirety:

“Issuance Date” means August 28, 2008, with respect to all Class A(2008-C) Notes issued on the date hereof and, with respect to any increase in the Outstanding Dollar Principal Amount pursuant to Section 2.09, any Issuance Date specified in the Notice of Additional Issuance delivered thereunder (as adjusted, if applicable, in accordance with Section 2.03(e) of the Note Purchase Agreement).

(2) Article II, Section 2.09 (“Increases in the Outstanding Dollar Principal Amount”) of the Terms Document is hereby amended by amending and restating the first sentence of clause (a) in its entirety:

“(a) the Issuer shall have given the Indenture Trustee and the Agent written notice of such increase in the Outstanding Dollar Principal Amount of the Class A(2008-C) Notes (the “Notice of Additional Issuance”) at least two (2) Business Days in advance of the Issuance Date requested therein, which notice has not been rescinded and shall include:”

ARTICLE II

MISCELLANEOUS

Section 2.1. Severability. In case any provision in this Amendment will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.2. Ratification of Terms Document. Except as specifically amended, modified or supplemented by this Amendment, the Terms Document is hereby confirmed and ratified in all respects and shall remain in full force and effect. This Amendment shall not constitute a novation of the Terms Document, but shall constitute an amendment thereof. Each of the parties to the Terms Document agrees to be bound by the terms of the obligations of the Terms Document, as amended by this Amendment, as though the terms and obligations of such agreement were set forth herein.

Section 2.3. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 2.4. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

DISCOVER CARD EXECUTION NOTE TRUST,
as Issuer

By:	Wilmington Trust Company,
not in its individual capacity but solely as Owner Trustee

By:	/s/ Erwin M. Soriano
Name: Erwin M. Soriano
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Indenture Trustee

By:	/s/ Patricia M. Child
Name: Patricia M. Child
Title: Vice President

Acknowledged and agreed to by:

BARCLAYS BANK PLC,
as Agent

By:	/s/ Janette Lieu
Name: Janette Lieu
Title: Director

[Signature Page to Third Amendment to Class A(2008-C) Terms Document]